Exhibit 99.1

Report of Independent Auditor

To the Board of Directors and Shareholders of
Wheeler Real Estate Investment Trust, Inc.

Report on the Statement
We have audited the accompanying statement of revenues and certain operating expenses (the “Statement”) of Beaver Ruin Village (the “Property”) for the year ended December 31, 2014.

Management’s Responsibility for the Statement
Management is responsible for the preparation and fair presentation of this Statement, in accordance with accounting principles generally accepted in the United States of America, that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility
Our responsibility is to express an opinion on this Statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the Statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the Statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the Statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the Statement.

We believe the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the Statement referred to above presents fairly, in all material respects, the revenue and certain operating expenses of the Property for the year ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As further discussed in Note 1, on July 1, 2015, Wheeler Real Estate Investment Trust, Inc., through its subsidiary of Wheeler REIT, L.P., completed the acquisition of the Property.

The accompanying Statement was prepared as described in Note 2, for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of the Property’s revenue and expenses. Our opinion is not modified with respect to this matter.

/s/ Cherry Bekaert LLP

Virginia Beach, Virginia
July 1, 2015

Beaver Ruin Village
Statements of Revenues and Certain Operating Expenses
For the Three Months Ended March 31, 2015 (unaudited) and the Year Ended December 31, 2014

	Three Months Ended March 31, 2015	Year Ended December 31, 2014
	(unaudited)
REVENUES:
Rental revenues	$252,244	$978,172
Tenant reimbursements and other revenues	61,545	293,971

Total Revenues	313,789	1,272,143

CERTAIN OPERATING EXPENSES:
Property operating	65,043	245,624
Real estate taxes	28,315	113,261
Repairs and maintenance	10,516	284,702

Total Certain Operating Expenses	103,874	643,587

Excess of Revenues Over Certain Operating Expenses	$209,915	$628,556

See accompanying notes to statements of revenues and certain operating expenses.

Beaver Ruin Village
Notes to Statements of Revenues and Certain Operating Expenses
For the Three Months Ended March 31, 2015 (unaudited) and the Year Ended December 31, 2014

1. Business and Purchase and Sales Agreement

On March 11, 2015, Wheeler Real Estate Investment Trust, Inc., through its subsidiary of Wheeler Real Estate Investment Trust, L.P. (the “Operating Partnership”), entered into a Purchase and Sales Agreement (the “Agreement”) to acquire Beaver Ruin Village (the “Property”), a 74,038 square foot shopping center located in Lilburn, Georgia for a purchase price of approximately $12.4 million. On July 1, 2015, the Operating Partnership completed the acquisition. The Property is 92% occupied and is leased by national recognized tenants including Chase Bank, Firehouse Subs and State Farm Insurance. The Property also includes three outparcels leased by national fast food franchises McDonald's, Popeye's and Captain D's.

2. Basis of Presentation

The Statements of Revenues and Certain Operating Expenses (the “Statements”) have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X, promulgated by the Securities and Exchange Commission, and are not intended to be a complete presentation of the Property’s revenues and expenses. Certain operating expenses include only those expenses expected to be comparable to the proposed future operations of the Property. Expenses such as depreciation and amortization are excluded from the accompanying Statements. The Statements have been prepared on the accrual basis of accounting which requires management to make estimates and assumptions that affect the reported amounts of the revenues and expenses during the reporting periods. Actual results may differ from those estimates.

3. Revenues

The Property leases retail space under various lease agreements with its tenants. All leases are accounted for as noncancelable operating leases. The leases include provisions under which the Property is reimbursed for common area maintenance, real estate taxes and insurance costs. Pursuant to the lease agreements, income related to these reimbursed costs is recognized in the period the applicable costs are incurred. Certain leases contain renewal options at various periods at various rental rates. No tenant represents more than 10% of annualized rental income as of March 31, 2015 (unaudited) and December 31, 2014.

Beaver Ruin Village
Notes to Statements of Revenues and Certain Operating Expenses
For the Three Months Ended March 31, 2015 (unaudited) and the Year Ended December 31, 2014
(continued)

3. Revenues (continued)

           The weighted average remaining lease terms for tenants at the property was 2.54 years as of March 31, 2015 (unaudited). Future minimum rentals to be received under noncancelable tenant operating leases for each of the next five years and thereafter, excluding CAM and percentage rent based on tenant sales volume, as of March 31, 2015 (unaudited) and December 31, 2014 were as follows:

	Twelve Months Ending March 31,	Years Ending December 31,

	(unaudited)
2015	—	$993,494
2016	967,966	881,763
2017	842,606	559,855
2018	460,691	366,584
2019	342,142	246,938
2020	214,752	151,729
Thereafter	1,936,884	1,821,636

	$4,765,041	$5,021,999

The above schedule takes into consideration all renewals and new leases executed subsequent to March 31, 2015 through the date of this report.